Exhibit 10.1

AMENDMENT NO. 1

TO THE

CAESARS ENTERTAINMENT CORPORATION

2017 PERFORMANCE INCENTIVE PLAN

This Amendment No. 1 (“Amendment”) to the Caesars Entertainment Corporation 2017 Performance Incentive Plan (the “Plan”), is adopted by Caesars Entertainment Corporation, a Delaware corporation (the “Company”), as of April 2, 2018. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.    Section 8.6 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend or modify the Plan from time to time; provided such amendments or modifications do not require the approval of the stockholders.

B.     The Board believes it to be in the best interests of the Company and its stockholders to amend the Plan to include new Section 8.16, and the Board has determined that, due to the nature of the changes proposed, stockholder approval is not necessary or advisable with respect to this Amendment.

AMENDMENT

1.    The Plan is hereby amended to provide for new Section 8.16 as follows:

8.16 Repricings Prohibited. Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

2.    Except as otherwise expressly set forth in this Amendment, all other Sections, terms and conditions of the Plan remain unchanged and in full force and effect.